Exhibit 99.7
LAST UPDATED 1/30/07
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Periods Ended December 31, 2006 and 2005
     This discussion explains the changes in our consolidated earnings for the three-month and twelve-month periods ended December 31, 2006 and 2005. Unaudited Condensed Consolidated Statements of Income for the three months and twelve months ended December 31, 2006 and 2005 follow this discussion. We will file our Annual Report on Form 10-K for the fiscal period ended December 31, 2006 on or before March 1, 2007. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West’s two principal business segments are:
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution; and
•	our real estate segment, which consists of SunCor’s real estate development and investment activities.
     Our reportable business segments reflect a change from the previously reported information. As of December 31, 2006, our marketing and trading activities are no longer considered a segment requiring separate reporting or disclosure. The marketing and trading activities consist of our competitive energy business, including wholesale marketing and trading and retail commodity-related energy services. These activities have decreased as a result of fewer market opportunities and the Company’s intention to deemphasize that part of our business. These activities are now reported as part of the “Other” category in the table below. The corresponding information for earlier periods has been reclassified.
     The following table summarizes income from continuing operations by segment for the three and twelve months ended December 31, 2006 and 2005 and reconciles to net income in total (dollars in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Regulated electricity (a)	$6	$15	$259	$167
Real estate	4	10	50	35
Other (b)	—	(1)	8	21

Income from continuing operations	10	24	317	223
Discontinued operations — net of tax:
Real estate (c)	8	—	10	17
Sale of Silverhawk (b)	—	(3)	1	(67)
Sale of NAC International Inc.	—	—	(1)	3

Net income	$18	$21	$327	$176

(a)	The twelve months ended December 31, 2005 period includes an $84 million after-tax regulatory disallowance of plant costs in accordance with APS’ 2003 general retail rate case settlement.

(b)	Primarily marketing and trading activity.

(c)	Primarily relates to sales of commercial properties.
PINNACLE WEST CONSOLIDATED — RESULTS OF OPERATIONS
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading contributions, gross margin refers to operating revenues less fuel and purchased power costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses.
Deferred Fuel and Purchased Power Costs
     Our subsidiary, Arizona Public Service Company (“APS”), settled its 2003 general retail rate case effective April 1, 2005. As part of the settlement, the Arizona Corporation Commission (“ACC”) approved the Power Supply Adjustor (“PSA”), which permits APS to defer for recovery or refund fluctuations in retail fuel and purchased power costs, subject to specified parameters. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual retail fuel and purchased power costs and the amount of such costs currently included in base rates. APS’ recovery of PSA deferrals from its customers is subject to the ACC’s approval of annual PSA adjustments and periodic surcharge applications.
     Since the inception of the PSA, APS has incurred substantially higher fuel and purchased power costs than those authorized for recovery through APS’ current base rates primarily due to the use of higher cost resources and has deferred those cost differences in accordance with the PSA. The balance of APS’ PSA deferrals at December 31, 2006 was approximately $160 million. The recovery of PSA deferrals through ACC approved adjustors and surcharges recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses recorded as fuel and purchased power.
     APS operated Palo Verde Unit 1 at reduced power levels from December 25, 2005 until March 18, 2006 due to vibration levels in one of the Unit’s shutdown cooling lines. During an outage at Unit 1 from March 18, 2006 to July 7, 2006, APS performed the necessary work and modifications to remedy the situation. APS estimates that incremental replacement power costs resulting from these and other unplanned Palo Verde outages and reduced power levels were approximately $88 million during 2006. The related impact on the PSA deferrals was an increase of approximately $79 million. These Palo Verde replacement power costs were partially offset by $42 million of lower than expected replacement power costs related to APS’ other generating units during 2006, which decreased PSA deferrals by $38 million.
     The PSA deferral balance at December 31, 2006 includes (a) $45 million related to replacement power costs associated with unplanned 2005 Palo Verde outages and (b) $79 million related to replacement power costs associated with unplanned 2006 outages or reduced power operations at Palo Verde. The PSA deferrals associated with these unplanned Palo Verde outages and reduced power operations are the subject of ACC prudence reviews. The ACC staff has recommended disallowance of $17 million of the 2005 costs. The recommendation will be considered as part of APS’ general rate case currently before the ACC. The ACC staff recommendation does not change management’s belief that the expenses in question were prudently incurred and, therefore, are recoverable.
     Operating Results — Three-month period ended December 31, 2006 compared with three-month period ended December 31, 2005
     Our consolidated net income for the three months ended December 31, 2006 was $18 million compared with $21 million for the comparable prior-year period. The three months ended December 31, 2006 includes $8 million of income from discontinued operations that relates to the sales of real estate commercial properties at SunCor. Income from continuing operations decreased $14 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations decreased approximately $9 million primarily due to higher operations and maintenance expense related to generation, including increased maintenance and overhauls; higher depreciation and amortization primarily due to increased plant asset balances; higher interest expense due to increased debt balances and rates, partially offset by increased capitalized financing costs driven by increased capital expenditures; and the effects of milder weather on retail sales. These negative factors were partially offset by higher retail sales volumes due to customer growth and income tax credits related to prior years recognized in 2006.
•	Real Estate Segment — Income from continuing operations decreased approximately $6 million primarily due to the timing of parcel sales. Income from discontinued real estate operations increased $8 million due to the sale of commercial property during 2006.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax

Regulated electricity segment gross margin:
Higher retail sales volumes due to customer growth, excluding weather effects	$16	$10
Lower fuel and purchased power costs due to lower unplanned outages partially offset by higher cost resources	8	5
Decreased deferred fuel and purchased power costs	(10)	(6)
Effects of milder weather on retail sales	(4)	(2)
Miscellaneous items, net	(1)	(1)

Net increase in regulated electricity segment gross margin	9	6
Lower real estate segment contribution primarily related to the timing of parcel sales	(10)	(6)
Operations and maintenance increases primarily due to:
Generation costs, including increased maintenance and overhauls	(9)	(6)
Miscellaneous items, net	(2)	(1)
Higher depreciation and amortization primarily due to increased plant asset balances	(6)	(4)
Higher interest expense due to increased debt balances and rates, partially offset by increased capitalized financing costs driven by increased capital expenditures	(5)	(3)
Income tax credits related to prior years recognized in 2006	—	4
Miscellaneous items, net	(2)	(4)

Net decrease in income from continuing operations	$(25)	(14)

Discontinued operations:
Higher commercial property real estate sales		8
Silverhawk loss in 2005		3

Net decrease in net income		$(3)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $81 million higher for the three months ended December 31, 2006 compared with the prior-year period primarily as a result of:
•	a $70 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);
•	a $22 million increase in retail revenues related to customer growth, excluding weather effects;
•	an $8 million decrease in Off-System Sales due to lower prices;

•	a $6 million decrease in retail revenues related to milder weather; and

•	a $3 million increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $24 million lower for the three months ended December 31, 2006 compared with the prior-year period primarily as a result of:
•	a $16 million decrease due to the timing of parcel sales;

•	a $6 million decrease from residential sales due to lower volumes; and

•	a $2 million decrease due to miscellaneous sales.
Other Revenues
     Marketing and trading revenues were $13 million lower for the three months ended December 31, 2006 compared with the prior-year period primarily as a result of lower power prices on realized electricity sales and a decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices.
     Other revenues were $6 million lower for the three months ended December 31, 2006 compared with the prior-year period primarily as a result of decreased sales-related products and services by APS Energy Services.
Operating Results — Twelve-month period ended December 31, 2006 compared with twelve-month period ended December 31, 2005
     Our consolidated net income for the twelve months ended December 31, 2006 was $327 million compared with $176 million for the comparable prior-year period. The twelve months ended December 31, 2005 included a net loss from discontinued operations of $47 million, which was related to the sale and operations of Silverhawk, partially offset by income from sales of real estate commercial properties at SunCor. Income from continuing operations increased $94 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $92 million primarily due to an $84 million after-tax regulatory disallowance of plant costs recorded in 2005. Income also increased due to higher retail sales volumes due to customer growth; income tax credits related to prior years resolved in 2006; and increased other income due to higher interest income on higher investment balances. These positive factors were partially offset by higher operations and maintenance expense related to generation and customer service; and higher depreciation and amortization primarily due to increased plant asset balances, partially offset by lower depreciation rates. In addition, higher fuel and purchased power costs of $74 million after-tax were partially offset by the deferral of $45 million after-tax of costs in accordance with the PSA. See discussion — “Deferred Fuel and Purchased Power Costs” above.
•	Real Estate Segment — Income from continuing operations increased approximately $15 million primarily due to increased margins on residential sales and the sale of certain joint venture assets, partially offset by general and administrative expenses. Income from discontinued operations decreased $7 million due to lower commercial property sales.

•	Other — Income from continuing operations decreased approximately $13 million primarily due to lower mark-to-market gains, partially offset by higher unit margins on wholesale sales and competitive retail sales in California.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher fuel and purchased power costs (see “Deferred Fuel and Purchased Power Costs” above)	$(121)	$(74)
Increased deferred fuel and purchased power costs (deferrals began April 1, 2005)	73	45
Higher retail sales volumes due to customer growth, excluding weather effects	87	53
Miscellaneous items, net	(7)	(4)

Net increase in regulated electricity segment gross margin	32	20
Lower marketing and trading gross margin primarily related to lower mark-to-market gains, partially offset by higher unit margins on wholesale sales and competitive retail sales in California	(18)	(11)
Higher real estate segment contribution primarily related to increased margins on residential sales and the sale of certain joint venture assets	25	15
Regulatory disallowance of plant costs in 2005, in accordance with APS’ 2003 general retail rate case settlement	139	84
Operations and maintenance increases primarily due to:
Generation costs, including increased maintenance and overhauls	(41)	(25)
Customer service costs, including regulatory demand-side management programs and planned maintenance	(16)	(10)
Miscellaneous items, net	2	1
Higher depreciation and amortization primarily due to increased plant asset balances partially offset by lower depreciation rates	(11)	(7)
Higher other income, net of expense, primarily due to miscellaneous asset sales and increased interest income on higher investment balances	12	7
Income tax credits related to prior years resolved in 2006	—	14
Miscellaneous items, net	—	6

Net increase in income from continuing operations	$124	94

Discontinued operations:
Silverhawk loss in 2005		68
Lower commercial property real estate sales		(7)
Sale of NAC International Inc.		(4)

Net increase in net income		$151

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $398 million higher for the twelve months ended December 31, 2006 compared with the prior-year period primarily as a result of:
•	a $265 million increase in revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);
•	a $124 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $6 million increase in Off-System Sales primarily resulting from $12 million of sales previously reported in marketing and trading that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with APS’ 2003 general retail rate case settlement, partially offset by $6 million of lower Off-System Sales in 2006; and

•	a $3 million increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $62 million higher for the twelve months ended December 31, 2006 compared with the prior-year period primarily as a result of:
•	a $55 million increase in residential sales due to higher prices and volumes; and

•	a $7 million increase in commercial real estate sales.
Other Revenues
     Other revenues were $25 million lower for the twelve months ended December 31, 2006 compared with the prior-year period primarily as a result of decreased sales-related products and services by APS Energy Services.
     Marketing and trading revenues were $21 million lower for the twelve months ended December 31, 2006 compared with the prior-year period primarily as a result of:
•	a $20 million decrease in mark-to-market gains on contracts for future delivery due to changes in forward prices;

•	a $12 million decrease in Off-System Sales due to the absence of sales previously reported in marketing and trading that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with APS’ 2003 general retail rate case settlement;

•	a $23 million increase from higher prices on competitive retail sales in California; and

•	a $12 million decrease due to miscellaneous factors.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$569,213	$488,035	$81,178	16.6%	B
Real estate segment	81,470	105,081	(23,611)	22.5%	W
Marketing and trading	71,390	84,098	(12,708)	15.1%	W
Other revenues	7,999	14,458	(6,459)	44.7%	W

Total	730,072	691,672	38,400	5.6%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	225,160	152,609	72,551	47.5%	W
Real estate segment operations	76,266	87,811	(11,545)	13.1%	B
Marketing and trading fuel and purchased power	62,840	77,744	(14,904)	19.2%	B
Operations and maintenance	180,122	168,706	11,416	6.8%	W
Depreciation and amortization	91,336	85,622	5,714	6.7%	W
Taxes other than income taxes	28,425	28,512	(87)	0.3%	B
Other expenses	5,853	12,536	(6,683)	53.3%	B
Regulatory disallowance	—	(4,655)	4,655	100.0%	W

Total	670,002	608,885	61,117	10.0%	W

Operating Income	60,070	82,787	(22,717)	27.4%	W

Other
Allowance for equity funds used during construction	3,700	2,784	916	32.9%	B
Other income	9,568	5,505	4,063	73.8%	B
Other expense	(14,847)	(13,895)	(952)	6.9%	W

Total	(1,579)	(5,606)	4,027	71.8%	B

Interest Expense
Interest charges	52,841	42,267	10,574	25.0%	W
Capitalized interest	(6,394)	(1,884)	(4,510)	239.4%	B

Total	46,447	40,383	6,064	15.0%	W

Income From Continuing Operations Before Income Taxes	12,044	36,798	(24,754)	67.3%	W

Income Taxes	1,518	13,029	(11,511)	88.3%	B

Income From Continuing Operations	10,526	23,769	(13,243)	55.7%	W

Income (Loss) From Discontinued Operations Net of Income Taxes	7,953	(2,422)	10,375	428.4%	B

Net Income	$18,479	$21,347	$(2,868)	13.4%	W

Weighted-Average Common Shares Outstanding — Basic	99,832	98,982	850	0.9%

Weighted-Average Common Shares Outstanding — Diluted	100,474	99,050	1,424	1.4%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.11	$0.24	$(0.13)	54.2%	W
Net income — basic	$0.19	$0.22	$(0.03)	13.6%	W
Income from continuing operations — diluted	$0.10	$0.24	$(0.14)	58.3%	W
Net income — diluted	$0.18	$0.22	$(0.04)	18.2%	W
     B — Better
     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2006	2005	Amount	Percent
Operating Revenues
Regulated electricity segment	$2,635,036	$2,237,145	$397,891	17.8%	B
Real estate segment	399,798	338,031	61,767	18.3%	B
Marketing and trading	330,742	351,558	(20,816)	5.9%	W
Other revenues	36,172	61,221	(25,049)	40.9%	W

Total	3,401,748	2,987,955	413,793	13.8%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	960,649	595,141	365,508	61.4%	W
Real estate segment operations	324,861	278,366	46,495	16.7%	W
Marketing and trading fuel and purchased power	290,637	293,091	(2,454)	0.8%	B
Operations and maintenance	691,277	635,827	55,450	8.7%	W
Depreciation and amortization	358,644	347,652	10,992	3.2%	W
Taxes other than income taxes	128,395	132,040	(3,645)	2.8%	B
Other expenses	28,415	51,987	(23,572)	45.3%	B
Regulatory disallowance	—	138,562	(138,562)	100.0%	B

Total	2,782,878	2,472,666	310,212	12.5%	W

Operating Income	618,870	515,289	103,581	20.1%	B

Other
Allowance for equity funds used during construction	14,312	11,191	3,121	27.9%	B
Other income	44,016	23,360	20,656	88.4%	B
Other expense	(27,800)	(26,716)	(1,084)	4.1%	W

Total	30,528	7,835	22,693	289.6%	B

Interest Expense
Interest charges	196,826	185,087	11,739	6.3%	W
Capitalized interest	(20,989)	(12,018)	(8,971)	74.6%	B

Total	175,837	173,069	2,768	1.6%	W

Income From Continuing Operations Before Income Taxes	473,561	350,055	123,506	35.3%	B

Income Taxes	156,418	126,892	29,526	23.3%	W

Income From Continuing Operations	317,143	223,163	93,980	42.1%	B

Income (Loss) From Discontinued Operations Net of Income Taxes	10,112	(46,896)	57,008	121.6%	B

Net Income	$327,255	$176,267	$150,988	85.7%	B

Weighted-Average Common Shares Outstanding — Basic	99,417	96,484	2,933	3.0%

Weighted-Average Common Shares Outstanding — Diluted	100,010	96,590	3,420	3.5%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$3.19	$2.31	$0.88	38.1%	B
Net income — basic	$3.29	$1.83	$1.46	79.8%	B
Income from continuing operations — diluted	$3.17	$2.31	$0.86	37.2%	B
Net income — diluted	$3.27	$1.82	$1.45	79.7%	B
     B — Better
     W — Worse